EXHIBIT 99.1

Policy, Government and Public Affairs Chevron Corporation P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com
FOR RELEASE AT 5:30 AM PST
JANUARY 30, 2009
CHEVRON REPORTS FOURTH QUARTER NET INCOME OF $4.9 BILLION
Sharply lower crude-oil prices reduce upstream earnings but benefit downstream results
     SAN RAMON, Calif., January 30, 2009 — Chevron Corporation (NYSE: CVX) today reported net income of $4.90 billion ($2.44 per share — diluted) for the fourth quarter 2008, up from $4.88 billion ($2.32 per share — diluted) in the year-ago period.
     Results for the 2008 fourth quarter included a gain of approximately $600 million on an upstream asset-exchange transaction. Foreign-currency effects benefited net income by $478 million in the period, compared with a reduction to earnings of $2 million in the 2007 fourth quarter.
     Full-year 2008 net income was $23.93 billion ($11.67 per share — diluted), up 28 percent from $18.69 billion ($8.77 per share — diluted) in 2007.
     Sales and other operating revenues in the fourth quarter 2008 were $43 billion, compared with $60 billion a year earlier. For the year 2008, sales and other operating revenues were $265 billion, versus $214 billion in 2007.
Earnings Summary

	Fourth Quarter		Year
Millions of dollars	2008	2007	2008	2007

Income by Business Segment
Upstream — Exploration and Production	$3,152	$4,839	$21,710	$14,816
Downstream — Refining, Marketing and Transportation	2,080	204	3,429	3,502
Chemicals	28	69	182	396
All Other	(365)	(237)	(1,390)	(26)

Net Income*	$4,895	$4,875	$23,931	$18,688

* Includes foreign currency effects	$478	$(2)	$862	$(352)
     “Fourth-quarter earnings for our downstream business improved as the lower cost of crude-oil feedstocks used in the refining process helped boost margins on the sale of gasoline and other refined products,” said Chairman and CEO Dave O’Reilly. “Lower quarterly profits for our upstream operations reflected a sharp decline in crude-oil prices from a year ago.
     “We achieved much success in 2008,” O’Reilly added. “Record earnings and strong cash flows for the year enabled us to invest $23 billion in an attractive portfolio of capital and exploratory projects, buy back $8 billion of our common stock and increase the dividend payment on our common shares for the 21st consecutive year. We enter 2009 with the financial strength to meet the challenges of a difficult economy and with a continued focus on cost management and capital stewardship.”
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     O’Reilly also noted other activities of operational and strategic importance in recent months:
•	United States — Began production at the 75 percent-owned and operated Blind Faith project in the deepwater Gulf of Mexico. Total volumes are expected to ramp up during the first quarter to approximately 65,000 barrels of crude oil and 55 million cubic feet of natural gas per day. Blind Faith was the third major project completed in the second half of 2008. In the third quarter, crude-oil production began at the deepwater Agbami Field offshore Nigeria, and full facility expansion at Tengiz in Kazakhstan nearly doubled production capacity.

•	Indonesia — Achieved first oil at North Duri Field Area 12, which Chevron operates with a 100 percent interest. Maximum total crude-oil production of 34,000 barrels per day is expected in 2012.

•	Proved Reserves of Oil and Gas — Added 1.34 billion barrels of oil-equivalent proved reserves in 2008. These additions, which are subject to final reviews, equate to 146 percent of oil-equivalent production for the year. Included in the additions are favorable effects of lower year-end prices on the calculation of reserves associated with production-sharing and variable-royalty contracts. The company will provide additional details relating to 2008 reserve activity in its Annual Report on Form 10-K scheduled for filing with the SEC on February 26.
UPSTREAM — EXPLORATION AND PRODUCTION
     Worldwide oil-equivalent production averaged 2.54 million barrels per day in the fourth quarter 2008, compared with 2.61 million barrels per day in the corresponding 2007 period. The decline between periods was primarily associated with the ongoing effect of damage to production facilities caused by hurricanes in the Gulf of Mexico in September 2008.
     U.S. Upstream

	Fourth Quarter		Year
Millions of Dollars	2008	2007	2008	2007

Income	$1,149	$1,378	$7,126	$4,532

     U.S. upstream income of $1.15 billion in the fourth quarter 2008 decreased $229 million from a year earlier. The 2008 period included an approximate $600 million gain on a transaction involving the receipt of Chevron stock in exchange for a producing property, plus cash. Prices for crude oil and natural gas were lower in the 2008 fourth quarter. Oil-equivalent production was also lower, and operating expenses were higher.
     The average sales price per barrel of crude oil and natural gas liquids was $49 in the fourth quarter 2008, down from $79 in the corresponding 2007 period. The average sales price per thousand cubic feet of natural gas decreased from $6.08 to $5.23.
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     Net oil-equivalent production was 619,000 barrels per day in the 2008 fourth quarter, down 111,000 from a year earlier. About 75 percent of the decline was associated with the continuing effects of production that was shut-in as a result of September hurricanes in the Gulf of Mexico. The net liquids component of production was down 12 percent at 399,000 barrels per day, and net natural gas production declined 21 percent to 1.3 billion cubic feet per day.
     At the end of 2008, approximately 50,000 barrels per day of oil-equivalent production remained offline in the Gulf of Mexico due to the hurricanes, with restoration of the volumes to occur as repairs to third-party pipelines and producing facilities are completed.
     International Upstream

	Fourth Quarter		Year
Millions of Dollars	2008	2007	2008	2007

Income*	$2,003	$3,461	$14,584	$10,284

* Includes foreign currency effects	$644	$(88)	$873	$(417)
     International upstream earnings of $2 billion in the fourth quarter 2008 decreased $1.46 billion from a year earlier due to lower prices for crude oil, a reduction in sales volumes associated with the timing of certain cargo liftings and higher depreciation expense. Foreign-currency effects benefited earnings by $644 million in the 2008 quarter, compared with an $88 million reduction to income in the 2007 corresponding period.
     The average sales price per barrel of crude oil and natural gas liquids was $47 in the 2008 quarter, down from $80 a year earlier. The average sales price per thousand cubic feet of natural gas increased from $4.32 to $5.10.
     Net oil-equivalent production was 1.92 million barrels per day in the 2008 fourth quarter, up 38,000 barrels per day from a year earlier. The 2008 period included an increase of approximately 150,000 barrels per day from the project start-up earlier in the year at Agbami in Nigeria and the ramp-up of production associated with the expansion project at Tengiz in Kazakhstan. Production was lower in Azerbaijan, Thailand and Venezuela. The net liquids component of production increased 2 percent from a year ago to 1.34 million barrels per day, while natural gas production increased 2 percent to 3.49 billion cubic feet per day.
DOWNSTREAM — REFINING, MARKETING AND TRANSPORTATION
     U.S. Downstream

	Fourth Quarter		Year
Millions of Dollars	2008	2007	2008	2007

Income / (Loss)	$1,033	$(55)	$1,369	$966

     U.S. downstream earned approximately $1.03 billion in the fourth quarter 2008, compared with a loss of $55 million a year earlier. The improvement between periods was mainly the result of significantly higher margins on the sale of refined products, improved refinery operations and gains on commodity derivative instruments.
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     Refinery crude-input of 930,000 barrels per day in the fourth quarter 2008 was 92,000 higher than the corresponding 2007 period. The increase was primarily due to significantly less planned and unplanned downtime in this year’s fourth quarter.
     Refined-product sales volumes declined 1 percent from the fourth quarter of 2007 to 1.4 million barrels per day, primarily the result of lower gasoline and fuel oil sales. Branded gasoline sales volumes of 606,000 barrels per day were down 2 percent between quarters.
     International Downstream

	Fourth Quarter		Year
Millions of Dollars	2008	2007	2008	2007

Income*	$1,047	$259	$2,060	$2,536

*Includes foreign currency effects	$(27)	$87	$193	$62
     International downstream income of $1.05 billion increased $788 million from the 2007 quarter due largely to gains on commodity derivative instruments and improved margins on the sale of refined products. These benefits were partially offset by lower refined-product sales volumes. Foreign-currency effects reduced earnings by $27 million in the 2008 quarter, compared with a benefit of $87 million a year earlier.
     Refinery crude-input was 973,000 barrels per day, about 6 percent lower than the fourth quarter of 2007 due to an increase in planned and unplanned downtime.
     Refined-product sales volumes of 1.9 million barrels per day in the 2008 fourth quarter were about 6 percent lower than a year earlier due primarily to reduced sales of gasoline, gas oil and fuel oil.
CHEMICALS

	Fourth Quarter		Year
Millions of Dollars	2008	2007	2008	2007

Income*	$28	$69	$182	$396

* Includes foreign currency effects	$(13)	$(5)	$(18)	$(3)
     Chemical operations earned $28 million in the fourth quarter of 2008, compared with $69 million in the year-ago period. Earnings were lower for the company’s 50 percent-owned Chevron Phillips Chemical Company LLC (CPChem). The decline was partially offset by improved results for Chevron’s Oronite subsidiary.
ALL OTHER

	Fourth Quarter		Year
Millions of Dollars	2008	2007	2008	2007

Net Charges*	$(365)	$(237)	$(1,390)	$(26)

* Includes foreign currency effects	$(126)	$4	$(186)	$6
     All Other consists of mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, alternative fuels and technology companies, and the company’s interest in Dynegy Inc. prior to its sale in May 2007.
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     Net charges in the fourth quarter 2008 were $365 million, compared with $237 million in the year-ago period. Foreign-currency effects increased net charges by $126 million in the 2008 quarter, compared with a benefit of $4 million in the year-ago period.
CAPITAL AND EXPLORATORY EXPENDITURES
     Capital and exploratory expenditures for the year 2008 were $22.8 billion, compared with $20.0 billion in 2007. The amounts included approximately $2.3 billion in each year for the company’s share of expenditures by affiliates, which did not require cash outlays by Chevron’s consolidated companies. Expenditures for upstream projects represented about 75 percent of the companywide total in 2008.
# # #
NOTICE
     Chevron’s discussion of fourth quarter 2008 earnings with security analysts will take place on Friday, January 30, 2009, at 8:00 a.m. PST. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events & Presentations” in the “Investors” section on the Web site.
     Chevron will post selected first quarter 2009 interim performance data for the company and industry on its Web site on Thursday, April 9, 2009, at 2:00 p.m. PDT. Interested parties may view this interim data at www.chevron.com under the “Investors” section.
CAUTIONARY STATEMENT RELEVANT TO FORWARD-LOOKING INFORMATION
FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     This press release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates, and projections about the petroleum, chemicals, and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes, “seeks,” “schedules,” “estimates,” “budgets” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
     Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are crude-oil and natural-gas prices; refining, marketing and chemicals margins; actions of competitors; timing of exploration expenses; the competitiveness of alternate energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude-oil and natural-gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s net production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude-oil production quotas that might be imposed by OPEC (Organization of Petroleum Exporting Countries); the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental statutes, regulations and litigation; the potential liability resulting from pending or future litigation; the company’s acquisition or disposition of assets; gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 32 and 33 of the company’s 2007 Annual Report on Form 10-K/A. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed in this report could also have material adverse effects on forward-looking statements.
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CHEVRON CORPORATION — FINANCIAL REVIEW
(Millions of Dollars, Except Per-Share Amounts)

	Three Months		Year Ended
	Ended December 31		December 31
CONSOLIDATED STATEMENT OF INCOME	2008	2007	2008	2007
(unaudited)
REVENUES AND OTHER INCOME
Sales and other operating revenues *	$43,145	$59,900	$264,958	$214,091
Income from equity affiliates	886	1,153	5,366	4,144
Other income	1,172	357	2,681	2,669

Total Revenues and Other Income	45,203	61,410	273,005	220,904

COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products, operating and other expenses	30,819	45,136	199,115	157,490
Depreciation, depletion and amortization	2,589	2,094	9,528	8,708
Taxes other than on income *	4,547	5,560	21,303	22,266
Interest and debt expense	2	7	2	166
Minority interests	6	35	100	107

Total Costs and Other Deductions	37,963	52,832	230,048	188,737

Income Before Income Tax Expense	7,240	8,578	42,957	32,167
Income tax expense	2,345	3,703	19,026	13,479

NET INCOME	$4,895	$4,875	$23,931	$18,688

PER-SHARE OF COMMON STOCK
Net Income — Basic	$2.45	$2.34	$11.74	$8.83
— Diluted	$2.44	$2.32	$11.67	$8.77
Dividends	$0.65	$0.58	$2.53	$2.26

Weighted Average Number of Shares Outstanding (000’s)
— Basic	2,003,915	2,088,359	2,038,275	2,117,567
— Diluted	2,012,755	2,103,559	2,050,481	2,131,635

* Includes excise, value-added and similar taxes.	$2,080	$2,548	$9,846	$10,121
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CHEVRON CORPORATION — FINANCIAL REVIEW
(Millions of Dollars)

	Three Months		Year Ended
	Ended December 31		December 31
INCOME (LOSS) BY MAJOR OPERATING AREA	2008	2007	2008	2007
(unaudited)
Upstream — Exploration and Production
United States	$1,149	$1,378	$7,126	$4,532
International	2,003	3,461	14,584	10,284

Total Exploration and Production	3,152	4,839	21,710	14,816

Downstream — Refining, Marketing and Transportation
United States	1,033	(55)	1,369	966
International	1,047	259	2,060	2,536

Total Refining, Marketing and Transportation	2,080	204	3,429	3,502

Chemicals	28	69	182	396
All Other (1)	(365)	(237)	(1,390)	(26)

Net Income	$4,895	$4,875	$23,931	$18,688

SELECTED BALANCE SHEET ACCOUNT DATA	Dec. 31, 2008	Dec. 31, 2007
(unaudited)
Cash and Cash Equivalents	$9,347	$7,362
Marketable Securities	$213	$732
Total Assets	$161,165	$148,786
Total Debt	$8,901	$7,232
Stockholders’ Equity	$86,649	$77,088
Total Debt/Total Debt plus Equity	9.3%	8.6%
Return on Average Capital Employed — Year Ended	27%	23%

Common Stock Acquired Under Stock-Buyback Programs Year Ended December 31	$8,000	$7,000
Three Months Ended December 31	$2,000	$2,000

	Three Months		Year Ended
	Ended December 31		December 31
CAPITAL AND EXPLORATORY EXPENDITURES (2)	2008	2007	2008	2007

United States
Exploration and Production	$1,530	$1,359	$5,516	$4,558
Refining, Marketing and Transportation	785	626	2,182	1,576
Chemicals	85	99	407	218
Other	200	209	618	768

Total United States	2,600	2,293	8,723	7,120

International
Exploration and Production	3,283	3,295	11,944	10,980
Refining, Marketing and Transportation	1,074	635	2,023	1,867
Chemicals	38	18	78	53
Other	3	2	7	6

Total International	4,398	3,950	14,052	12,906

Worldwide	$6,998	$6,243	$22,775	$20,026

(1) Includes mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, alternative fuels and technology companies and the company’s interest in Dynegy Inc. prior to its sale in May 2007.

(2) Includes interest in affiliates:
United States	$99	$100	$482	$220
International	620	577	1,824	2,116

Total	$719	$677	$2,306	$2,336

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CHEVRON CORPORATION — FINANCIAL REVIEW

	Three Months		Year Ended
	Ended December 31		December 31
OPERATING STATISTICS (1)	2008	2007	2008	2007
NET LIQUIDS PRODUCTION (MB/D):
United States	399	451	421	460
International	1,308	1,297	1,228	1,296

Worldwide	1,707	1,748	1,649	1,756

NET NATURAL GAS PRODUCTION (MMCF/D): (2)
United States	1,320	1,675	1,501	1,699
International	3,493	3,408	3,624	3,320

Worldwide	4,813	5,083	5,125	5,019

OTHER INTERNATIONAL PRODUCTION — OIL SANDS (MB/D)	31	18	27	27

TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (3)
United States	619	730	671	743
International	1,921	1,883	1,859	1,876

Worldwide	2,540	2,613	2,530	2,619

SALES OF NATURAL GAS (MMCF/D):
United States	6,141	7,073	7,226	7,624
International	4,254	3,794	4,215	3,792

Worldwide	10,395	10,867	11,441	11,416

SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	170	177	159	160
International	92	119	114	118

Worldwide	262	296	273	278

SALES OF REFINED PRODUCTS (MB/D):
United States	1,414	1,423	1,413	1,457
International (4)	1,938	2,052	2,016	2,027

Worldwide	3,352	3,475	3,429	3,484

REFINERY INPUT (MB/D):
United States	930	838	891	812
International	973	1,030	967	1,021

Worldwide	1,903	1,868	1,858	1,833

(1) Includes interest in affiliates.
(2) Includes natural gas consumed in operations (MMCF/D):
United States	51	74	70	65
International	459	468	450	433
(3) Oil-equivalent production is the sum of net liquids production, net gas production and other produced liquids. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil. Includes oil sands.

(4) Includes share of affiliate sales (MB/D):	539	527	512	492